Exhibit 10.1

Third Amendment to
OTC Equity Prepaid Forward Transaction

This second amendment is to the OTC Equity Prepaid Forward Transaction executed as of July 13, 2023 by and between Freedom Acquisition I Corp, a Cayman Island exempted company (“FACT”), Complete Solaria, Inc., a Delaware Corporation (“Target”) (with FACT and Target collectively the “Company”) and Sandia Investment Management LP, acting as Investment Manager on behalf of Investors listed below in the signature (the “Seller”) (the “Sandia EPFT Contract”) Capitalized terms used but not defined herein shall have the meaning given to them in the EPFT Contract.

Whereas, on July 13, 2023, FACT and Target entered into an OTC Equity Prepaid Forward Transaction (the “Polar EPFT Contract”) with Polar Multi-Strategy Master Fund (“Polar”);

Whereas, on July 13, 2023, FACT and Target entered into an OTC Equity Prepaid Forward Transaction (the “Meterora EPFT Contract”) with Meterora Special Opportunity Fund I, LP (“MSOF”), Meterora Capital Partners LP (“MCP”) and Meterora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO collectively “Meterora”);

Whereas, the Company and the Seller would like to amend the Sandia EPFT Contract;

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the Company and the Seller hereby agree to amend the following provisions of the Sandia EPFT Contract. All other terms and conditions in the EPFT shall remain unchanged and continue in full force and effect.

The Reset Price provision shall be amended to read as follows:

“Reset Price:	The Reset Price is $1.00 per Share.”

The VWAP Trigger Event: provision shall be amended to read as follows:

“VWAP Trigger Event:	After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.”

Effective Date. The effective date of this Amendment is the date upon which this Amendment has been executed by the respective parties.

Non – Disparagement

Each party covenants and agrees that it shall not, directly or indirectly, disparage, criticize or defame the other party, or any of their respective affiliates, any member of any of their respective governing boards, their respective officers or employees.

Carlyle and Kline Hill Debt-for-Equity Swap

Execution of the EPFT Contract Amendment is conditioned on both Carlyle and Kline Hill consummating the terms of the Debt-Equity Swap as disclosed on May 2, 2024.

•	This is considered satisfied based on the 8-Ks released by the company to date, through May 31, 2024

MFN remains in place for entirety of the Diametric-Sandia FPA totaling 1,050,000 shares. In event either Polar or Meteora amend their EPFT to include different terms from the $1 reset price and VWAP trigger adjustment, or file a notice of a VWAP trigger event, as referenced herein, the Sandia EPFT will be retroactively amended to reflect those improved terms on their entire EPFT, including any of the 1,050,000 shares that are sold upon execution of this document. Notwithstanding the foregoing, if applied due to a VWAP Trigger Event, the terms of the Settlement Amount Adjustment provision Sandia EPFT Contract will only apply to only that portion of the 1,050,000 shares that remain unsold as of the time of the VWAP Trigger Event.

In witness whereof, the undersigned have hereunto executed and delivered this Amendment as of June 6, 2024.

Company

Name:	Brain Wuebbels
Title:	COO, Complete Solaria

Seller

Name:	Thomas J. Cagna
Title:	COO, CFO & CCO